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                                                                    Exhibit 23.1


The Board of Directors
Duke Realty Investments, Inc.:


     We consent to the use of our reports on the consolidated financial statements of Duke Realty Investments, Inc. and subsidiaries and the related financial statement schedules as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993, and on the financial statements of Duke Realty Profit Sharing and Salary Deferral Plan as of and for the year ended December 31, 1993, each incorporated herein by reference.



/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
Indianapolis, Indiana
September 30, 1994